EXHIBIT 23.3

                  CONSENT OF JANNEY MONTGOMERY SCOTT LLC


We hereby consent to the use of our opinion letter dated January 5, 2000 to the Board of Directors of Lake Ariel Bancorp, Inc. and to the references to our firm in the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Lake Ariel Bancorp, Inc. and NBT Bancorp Inc.

In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



/s/ Janney Montgomery Scott LLC
January 5, 2000